UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2007

TRIARC COMPANIES, INC.
---------------------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)

Delaware	1-2207	38-0471180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 Perimeter Center West Atlanta, Georgia		30338
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(678) 514-4100

(Former Name or Former Address, if Changed Since Last Report)		N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

The disclosure under Item 5.02 below with respect to the agreement entered into on December 13, 2007, between Triarc Companies, Inc. and Francis T. McCarron is also responsive to this item and is incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced corporate restructuring of Triarc Companies, Inc. (“Triarc”), pursuant to which Triarc is consolidating its corporate operations and headquarters in Atlanta, Georgia, and transferring its senior executive responsibilities to the Arby’s Restaurant Group, Inc. executive team in Atlanta, on December 13, 2007, Triarc entered into an agreement (the “Agreement”) with its Executive Vice President and former Chief Financial Officer, Francis T. McCarron, with respect to the cessation of Mr. McCarron’s services as an officer of Triarc and the termination of his employment by Triarc effective December 29, 2007, and January 1, 2008, respectively, specifying the payments due to Mr. McCarron under a severance agreement dated April 28, 2006, between him and Triarc (the “Severance Agreement”) and otherwise effectuating the implementation of the Severance Agreement.

Pursuant to the Agreement, and conditioned upon Mr. McCarron’s compliance with his post-termination obligations under the Severance Agreement (including non-competition, non-solicitation and employee no-hire obligations) and his execution and delivery to Triarc of a general release, Triarc will make severance and bonus payments to him in the aggregate amount of $7,976,000 in cash, plus interest, less applicable withholding taxes.  Those payments will commence six months after the expiration of a short-term consulting agreement effective January 2, 2008 (pursuant to which Mr. McCarron will provide consultation and advice in connection with the preparation of Triarc’s 2007 Annual Report on Form 10-K and the completion of the transition of Triarc’s corporate headquarters functions to Atlanta and related matters), and are to be completed by the end of calendar year 2008.  Except for the foregoing amounts, and with respect to the 2007 calendar year, payment of his annual base salary through the termination date and a payment of approximately $15,000 consistent with past practices relating to executives who do not qualify for certain 401(k) benefits, Mr. McCarron is to accrue no further amounts, bonuses, severance or other incentive payments.  Substantially all of the amounts payable to Mr. McCarron under the Agreement were included in Triarc’s results of operations, as reported in its Form 10-Q for the third fiscal quarter of 2007.  The Agreement includes a release by Mr. McCarron of any claims he may otherwise have had under the Severance Agreement or any other Triarc compensation plan or arrangement (with certain limited exceptions).  In addition, all non-vested equity awards previously granted to Mr. McCarron by Triarc and its subsidiaries will vest immediately upon the termination of his employment, and all stock options or other stock-based awards previously granted to him will remain exercisable for specified periods of up to two years following the termination of his consulting agreement, in each case subject to compliance with his post-termination obligations under the Severance Agreement.  Mr. McCarron and his dependents will also be entitled to the continuation of certain health and welfare benefits (as in effect at the time of his separation), and to related tax gross-up payments in connection with such benefits.  Triarc’s cash payment obligations to Mr. McCarron are subject to reduction by 12.5% and 6.25%, and Mr. McCarron has a corresponding repayment obligation, in the event that he accepts fulltime employment in 2008 or 2009, respectively, with Trian Fund Management, L.P.

Certain provisions of the Severance Agreement will survive the termination of such agreement, including the confidentiality restrictions, the indemnification rights of Mr. McCarron and the provisions relating to certain gross-up payments in connection with the payments under the Agreement that are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

The foregoing summary of the Agreement is qualified in its entirety by the terms of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)              Exhibits

10.1	Letter Agreement dated December 13, 2007, between Triarc Companies, Inc. and Francis T. McCarron.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TRIARC COMPANIES, INC.
By: /s/ NILS H. OKESON
Nils H. Okeson
Senior Vice President,
Dated: December 19, 2007	Associate General Counsel and Secretary

EXHIBIT INDEX

Exhibit                          Description

10.1	Letter Agreement dated December 13, 2007, between Triarc Companies, Inc. and Francis T. McCarron.